Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                BioTelemetry, Inc.

Heather C. Getz

Investor Relations

800-908-7103

investorrelations@biotelinc.com

BioTelemetry, Inc. Reports First Quarter 2017 Financial Results

Company Reports Record Quarterly Revenue and Patient Volume

Malvern, PA — (GLOBE NEWSWIRE) — May 3, 2017 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2017.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $55.9 million, a 14.9% increase over the prior year

•                  Achieved 19th consecutive quarter of year over year revenue growth

•                  Serviced the highest quarterly patient volume in the Company’s history

•                  Recorded GAAP net income of $0.2 million and adjusted net income of $4.9 million

•                  Realized quarterly adjusted EBITDA $10.8 million, a 19.4% return and in line with expectations

•                  Announced $260 million offer to acquire LifeWatch AG

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The first quarter was a great start to what we expect will be a very successful year for BioTelemetry.  We once again recognized record quarterly revenue and patient volume, realizing our 19th consecutive quarter of year over year revenue growth and achieving the high end of our first quarter guidance.  Additionally, we realized adjusted EBITDA of $10.8 million, a 19.4% return, which is in line with our expectations, and includes the impact of targeted investments we are making aimed at driving future growth.

“Looking forward, we are excited about our recently announced offer to acquire LifeWatch AG, a leading supplier of remote cardiac monitoring solutions.  Pending shareholder acceptance and regulatory approval, we anticipate closing the transaction early in the third quarter of 2017.  This acquisition clearly accelerates our strategic initiative to expand our leadership position in the cardiac monitoring space, taking several years off of our growth plan.  While we await the necessary approvals, we will continue to execute on all facets of our strategic plan, including leveraging our recently acquired imaging capability to build a leading research services business and developing a robust digital population health management (“dPHM”) business through the Telcare investment.  We expect the dPHM business to play an important role in the coming years.

“For the remainder of 2017, we expect continued growth across the business and to finalize the integration of the 2016 acquisitions, helping to drive additional efficiencies.  Finally, we are focused on making strategic investments to accelerate our long-term plan and sustain revenue growth.  We are extremely excited about the future prospects for BioTelemetry and are confident our best days are ahead.”

First Quarter Financial Results

Revenue for the first quarter 2017 was $55.9 million compared to $48.6 million for the first quarter 2016, an increase of $7.3 million, or 14.9%.  Healthcare revenue increased $1.4 million due to increased patient volumes and a favorable product mix, partially offset by the impact of a reduction in the MCT Medicare pricing.  Research revenue increased $3.9 million due to the acquisition of VirtualScopics which occurred during the second quarter of 2016.  Technology revenue increased $2.0 million due to the acquisition of Telcare during the fourth quarter of 2016.

On a GAAP basis, net income for the first quarter 2017 was $0.2 million, or $0.01 per diluted share, compared to $4.1 million, or $0.14 per diluted share, for the first quarter 2016.  Without the valuation allowance, which was released in 2016, the first quarter 2017 effective tax rate is a benefit of 129.3%.  This benefit is partially a result of the adoption of ASU 2016-09: Improvements to Employee Share-Based Payment Accounting.  While the new standard creates rate variability between the quarters, the Company expects its 2017 annual effective tax rate to be approximately 38%.  Due to the utilization of net operating loss carryforwards, the Company expects its 2017 actual cash tax payments to remain in the range of 3% to 4%.

On an adjusted basis(1), net income for the first quarter 2017 was $4.9 million, or $0.16 per diluted share.  This compares to adjusted net income of $5.9 million, or $0.20 per diluted share, for the first quarter 2016.  Adjusted net income for the first quarter 2017 excludes $1.7 million of other charges primarily related to deal costs associated with the current offer to acquire LifeWatch AG partially offset by a reduction in the fair value of contingent consideration, $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011 as well as the tax effect of the aforementioned adjustments.  Adjusted net income for the first quarter 2017 also includes an adjustment to reflect the utilization of our net operating loss carryforwards.  Adjusted net income for the first quarter 2016 excludes $1.8 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Wednesday, May 3, 2017 at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

(1)  The Company believes that providing non-GAAP financial measures offers a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.  Please refer to the Company’s “Reconciliation of Non-GAAP Financial Measures” and “Use of Non-GAAP Financial Measures” in this release for additional information.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, BioTelemetry’s ability to successfully complete the tender offer for LifeWatch’s shares or realize the anticipated benefits of the transaction, the failure of any of the conditions to BioTelemetry’s tender offer to be satisfied, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K.  Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.  We do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

	(unaudited)
	Three Months Ended
Consolidated Statements of Operations	March 31,
(In Thousands, Except Per Share Amounts)	2017	2016
Revenues	$55,881	$48,640
Cost of revenues	22,972	18,013
Gross profit	32,909	30,627
Gross profit %	58.9%	63.0%

Operating expenses:
General and administrative	15,917	12,336
Sales and marketing	7,701	7,545
Bad debt expense	2,791	2,638
Research and development	2,433	1,786
Other charges	1,739	1,788
Total operating expenses	30,581	26,093

Income from operations	2,328	4,534
Interest and other loss, net	(2,998)	(423)

(Loss) income before income taxes	(670)	4,111
Benefit from (provision for) income taxes	866	(14)
Net income	$196	$4,097

Net income per share:
Basic	$0.01	$0.15
Diluted	$0.01	$0.14

Weighted average number of common shares outstanding:
Basic	28,429	27,371
Diluted	31,315	29,521

Summary Financial Data

(In Thousands, except days sales outstanding)

	March 31,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Cash and cash equivalents	$25,098	$23,052
Healthcare accounts receivable, net	17,717	14,594
Other accounts receivable, net	13,633	12,261
Days sales outstanding	50	45
Working capital	30,188	28,053
Total assets	204,575	198,984
Total indebtedness	25,127	25,449
Total shareholders’ equity	142,905	138,914

Summary Cash Flow Data

(In Thousands)

	(unaudited)
	Three Months Ended
	March 31,
	2017	2016
Cash provided by operating activities	$4,653	$8,182
Capital expenditures	(2,967)	(3,513)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31, 2017
	(unaudited)
2017	Income from Operations	(Loss) Income before Income Taxes	Net Income	Net income per diluted share
GAAP	$2,328	$(670)	$196	$0.01
Non-GAAP Adjustments:
Other charges (a)	1,739	1,739	1,739	0.06
Performance bonus (stock-based comp) (b)	1,533	1,533	1,533	0.05
Dept. of Health and Human Services settlement (c)	—	2,500	2,500	0.08
Income tax effect of adjustments (d)	—	—	(2,193)	(0.07)
NOL utilization (e)	—	—	1,164	0.03
Adjusted	$5,600	$5,102	$4,939	$0.16

	Three Months Ended March 31, 2016
	(unaudited)
2016	Income from Operations	Income before Income Taxes	Net Income	Net income per diluted share
GAAP	$4,534	$4,111	$4,097	$0.14
Non-GAAP Adjustments:
Other charges (a)	1,788	1,788	1,788	0.06
Adjusted	$6,322	$5,899	$5,885	$0.20

	(unaudited)
	Three Months Ended March 31,
	2017	2016
Net income — GAAP	$196	$4,097
(Benefit from) provision for income taxes	(866)	14
Interest other loss, net (c)	2,998	423
Other charges (a)	1,739	1,788
Depreciation and amortization expense	3,715	3,266
Stock compensation expense (b)	3,058	1,178
Adjusted EBITDA	$10,840	$10,766

Adjusted EBITDA margin	19.4%	22.1%

(a)         In the first quarter 2017, the Company incurred $1.7 million of other charges primarily related to deal costs associated with the offer to acquire LifeWatch AG partially offset by a reduction in the fair value of contingent consideration.  In the first quarter 2016, the Company incurred $1.8 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

(b)         In the first quarter 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded.  There are no additional agreements outstanding of this nature.

(c)          During the first quarter 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services.  This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011.  This was recorded as a non-operating charge to Interest and other loss, net in the consolidated statement of operations.

(d)         Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 38%.

(e)          During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 129.3% for the first quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 38% on the other adjustments, the utilization of net operating loss carryforwards had a $1.2 million positive impact on the first quarter 2017.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA.  In accordance with Regulation G of the Securities and Exchange Commission, the Company has provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into the Company’s ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of the Company’s ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income for the first quarter 2017 excludes Other charges, a one-time performance bonus paid to a third party in the form of stock-based compensation, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011, the tax effect of these adjustments as well as the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in Other charges are transaction related expenses, primarily legal and professional fees, which are being partially offset by a reduction in the fair value of contingent consideration.   These Other charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company also excluded the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is the first time in the Company’s history that such a bonus was offered and issued and the expense is nonrecurring.  There are no additional agreements outstanding of this nature.  The Company also included the income tax effect of these adjustments based on the Company’s estimated annual effective tax rate of 38%.  During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 129.3% for the first quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 38% on the other adjustments, the utilization of net operating loss carryforwards had a $1.2 million positive impact on the first quarter 2017.

Adjusted net income for the first quarter 2016 excludes $1.8 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.  Patent litigation expense is a component of Other charges.  We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.

In addition to adjusted income from operations, adjusted net income and adjusted net income per diluted share, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes income taxes, interest, Other charges, depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for Other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.